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                                                                      Exhibit 12

               AIR PRODUCTS AND CHEMICALS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                                                                    Year Ended 30 September
                                                                  -----------------------------------------------------------
                                                                    1990         1991        1992         1993         1994
                                                                  -------      --------    --------     --------     --------
EARNINGS:                                                                         (Dollar amounts in millions)
Income before extraordinary item and cumulative
  effect of accounting changes                                     $229.9       $248.9      $277.0       $200.9       $233.5
Add (deduct):
  Provision for income taxes                                        107.7        113.9       130.8        103.0         95.2
  Fixed charges, excluding capitalized interest                     112.2        121.8       133.4        127.3        127.1
  Capitalized interest amortized during the period                    6.6          6.7         7.5          7.7          8.0
  Undistributed earnings of less-than-fifty-percent-owned
    affiliates                                                      (12.0)        (8.6)      (12.5)        (8.1)        (2.8)
                                                                  -------      -------     -------      -------      -------
  Earnings, as adjusted                                            $444.4       $482.7      $536.2       $430.8       $461.0
                                                                  =======      =======     =======      =======      =======
FIXED CHARGES:

Interest on indebtedness, including capital lease
  obligations                                                      $104.5       $112.8      $125.1       $118.6       $118.2
Capitalized interest                                                 26.6         28.7         4.1          6.3          9.7
Amortization of debt discount premium and expense                     1.3          2.1          .8           .7           .8
Portion of rents under operating leases
  representative of the interest factor                               6.4          6.9         7.5          8.0          8.1
                                                                  -------      -------     -------      -------      -------
    Fixed charges                                                  $138.8       $150.5      $137.5       $133.6       $136.8
                                                                  =======      =======     =======      =======      =======

RATIO OF EARNINGS TO FIXED CHARGES:                                   3.2          3.2         3.9          3.2          3.4
                                                                  =======      =======     =======      =======      =======
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